Exhibit (a)(3)

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST
OF
ELDRIDGE INCOME FUND

This Certificate of Amendment of Eldridge Income Fund (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1.	Name. The name of the trust amended hereby is Eldridge Income Fund.

2.	Amendment of Trust. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to Eldridge Dynamic Income Fund.

3.	Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(2) of the Act.

/s/ Robert Ott
Name:	Robert Ott
Title:	Trustee